Exhibit 15.1

May 13, 2022

The Board of Directors and Shareholders of

IDACORP, Inc.

1221 West Idaho Street

Boise, Idaho 83702

We are aware that our report dated May 5, 2022, on our review of interim financial information of IDACORP, Inc. appearing in IDACORP, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho